April 13, 2010.
Global Clean Energy Holdings, Inc. (“Global”) Issues Letter to Shareholders

LOS ANGELES--(GlobeNewswire via COMTEX))—April 13, 2010.  Global Clean Energy Holdings, Inc. (OTCBB:GCEH-News) issues the following Letter to Shareholders:

To All GCEH Shareholders:
As President and Chief Executive Officer of Global Clean Energy Holdings, Inc. (GCEH), I would like to thank you for your continued support and take time to report on the many achievements we have accomplished over the past year.

As you know, the recent global financial crisis has affected most companies, including ours, most specifically in our ability to raise capital.  We used this time as an opportunity to focus on our existing energy farming operations and to finalize the sale of the remaining assets of our legacy business.

I am more enthusiastic and optimistic today about this industry, and the direction we chose than I have ever been.  I am so convinced that we are following the right course and will be successful in our endeavors that I personally acquired more than 50 million shares of GCEH common stock recently.

Some of our accomplishments since my last letter include:

1.	We completed our transformation from a medical research company to an energy company by finalizing the sale of our legacy medical assets.
2.	We reduced long term liabilities by more than $2.9 million.
3.	We increased our asset base by more than $4 million.
4.	We paid off our only corporate-secured loan.
5.	We generated net income of $.009 per share.
6.	We completed planting of our 5,150 acre Jatropha farm in Mexico.
7.	We acquired an additional 3,500 acres of land in Mexico through our existing joint venture to expand our 5,150 acre Jatropha farm.
8.	We transitioned from a development-stage company to an operating company with recurring revenues.
9.	We started generating revenues from seeds sales through our Technology Alternatives, Ltd (TAL) operation in Belize and our farm in Mexico.
10.	We generated development and management fees by providing management and consulting services to partners and third parties.
11.	We distributed seeds for use in propagation at other Jatropha farms, and we provided Jatropha oil and biomass for conversion into fossil fuel alternatives and for combustion testing.
12.	We designed, constructed and began operation of a fully operational seed oil extraction facility to support our farming operation in Mexico.
13.
We expanded our joint genetic plant research efforts with a leading U.S. agricultural and plant sciences university, and established a state-of-the-art field research center for the continued development of selected high-producing Jatropha varietals.

14.	We raised more than $3.5 million in project financing and corporate equity.
15.	We expanded our Board of Directors to include a seasoned, energy project developer and operator.

The completion of planting of the 5,150 acre farm that we own in Mexico, is a significant milestone for the company, and we believe this makes our Jatropha farm the largest in the Americas, to date.  This tree is very efficient in its ability to convert sunlight into a liquid and solid fuel on land that is not conducive to producing other crops. We have planted almost 4 million Jatropha trees; and if placed end-to-end, at their current spacing of 1.5 meters, our trees would reach from San Diego, CAto Portland, ME and then down to Washington, DC.

Last month we acquired an additional 3,500 acres in Mexico to expand our primary Jatropha farm, and we expect to be making offers on an additional 1,500 acres in the next 60 days. We expect to have a significant amount of the recently purchased land fully planted this calendar year.  The new land is contiguous to our existing farm and will provide improved economies of scale and reduced logistics costs. Preparation and planting costs are expected to be a fraction of the cost of the base farm as we’ll be able to take advantage of economies of scale as well as prior knowledge and experience.

Transitioning from a development stage company to a true operating company is a turning point for our company.   We are now generating recurring revenues from three of our operating units. We have sold our legacy medical assets, discontinued any further development activities in that field and no longer have the on-going costs to maintain those assets.  As a result of our efforts; we can now focus on our core business of planting oil bearing trees which produce a cost effective renewable alternative to fossil fuels.

Over this past year, we continued to see a lot of volatility in energy prices with strong support to the floor price of crude oil near $80 per barrel. The heated debate over converting food into fuel continues to burn strong, and we are more encouraged than ever that our strategy of using non-food based sources for biofuels is the best approach.  Furthermore, the U.S. political and regulatory arena continues to support biofuels with the U.S. EPA’s National Renewable Fuels Standard (RFS) program, which mandates the growing use of biofuels and requires suppliers to verify the energy required to grow their feedstock.  This is very good for Jatropha, as it requires the lowest energy input for the highest benefit of all the feedstock commercially available today. We are also seeing growing support internationally for the use of biofuels produced from non-food based sources and the ban on certain feedstock which are not beneficial to the environment.  We are convinced, as are most experts that once the world economy recovers, the demand for crude oil will push significantly higher and the price will continue to rise.  This market dynamic will improve our revenues and overall business economics. The U.S. Department of Energy has predicted crude oil prices to rise to well over $130 per barrel.

We have worked diligently on the refinement of our “Best Practices Model” for all of our operations and we continue to invest in the development of our Intellectual Property (IP) through genetic research, soil science development and improved agricultural technologies. All of these “Best Practices” and “IP Development” efforts will have a positive effect on the yield from our trees, while driving costs down and profit margins up. These investments will ensure we are well positioned to be the global leader and low cost producer in this space. As our farms mature and we continue to aggressively manage all of our operating costs, we expect to produce Crude Jatropha Oil (CJO) well below $1.00 per gallon, or less than $42 per barrel.

Today we own more than 8,800 acres of Jatropha farms in Mexico and Belize. We continue to aggressively prepare land and plant Jatropha daily. Our target is to more than double our Jatropha farm holdings over the next year and a half as promised, we have successfully generated revenue from our Jatropha production and farm management activities in FY 2009.

We continue to be excited about the positive attention that Jatropha is receiving around the world.  The recent announcements by General Motors and the Department of Energy for the continued research into Jatropha,  the past NASA space shuttle flight which carried Jatropha seeds for germination testing in space, and the continued flight testing of Jatropha based fuels by a multitude of airlines, solidifies our belief that this plant has tremendous potential and will continue to attract a lot of scientific attention and development effort--pushing it forward as the best commercially viable biofuels feedstock.  It is very likely that the Jatropha curcas tree will be the first tree that is commercialized utilizing modern day genomics.  This is a tremendous statement. Independent testing of Jatropha oil has proven it to be the highest quality feedstock for biofuels. Any negative press that the plant has seen can be attributed to bad business models, and poor farming and management methods.  GCEH’s business strategy and operational processes are designed so that we do not make those mistakes. We are confident that our plan is solid and highly scalable.

The environmental and social aspects of our business cannot be ignored or underestimated.  The trees we are planting will provide significant CO2 sequestration by capturing carbon in the trees, and the oil and biomass we produce will provide significant offsets to fossil fuel usage. Finally, there is an added benefit in that we are using land that has been primarily non-productive and developing it into working energy farms.

Along with the environmental benefits generated, we are making enormous social strides as well--especially with our farm employees.   We currently employ in excess of 160 workers on our farms in Mexico and expect to expand that to more than 300 by the end of the year.  Most of these employees are from the neighboring villages.  Most of these workers were unemployed and many had never been employed before.  We are teaching them a usable trade and helping them become productive members of their community.  They are provided with health insurance and life insurance and pay taxes, which contributes to their retirement and social security fund.  The workers and their families are provided with semi-annual vaccinations, vitamin shots and ongoing health education. The local village that borders our larger farm was recently provided with a full time doctor and has just ordered its own ambulance.   All farm workers receive their pay through a direct deposit into a bank account, which is established for them upon employment. They are able to access their funds at the bank or through an ATM card and are beginning to develop their own credit.  Most of them had never had a bank account before working on our farms.  These personal milestones have helped create a sense of pride in our employees.  GCEH also contributes to the community in other ways, such as sponsoring the local baseball team and providing supplies to the local schools.

The sense of community is very important to us and remains a central part of our business.

This is a very exciting time for us and the industry.  We wanted to thank each of you for your continued support, and I look forward to reporting to you on our further accomplishments as they develop.

Sincerely,
Richard Palmer
President and Chief Executive Officer
Global Clean Energy Holdings, Inc.

About Global Clean Energy Holdings
Global Clean Energy Holdings, Inc. is an emerging renewable agri-energy company focused on the production of non-food based feedstock used as replacement for fossil fuels.  More information regarding Global Clean Energy Holdings, Inc. can be found at www.gceholdings.com

Caution Regarding Forward-Looking Statements
Any statements in this letter about Global Clean Energy Holdings, Inc. expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe," “feel”, "will," "expect," "anticipate," "estimate," "intend," "plan," "forecast," "could," and "would”. Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of its efforts to plant, harvest, and commercialize feedstock oil from Jatropha curcas in Mexico. Global Clean Energy Holdings bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not be able to raise sufficient funds to develop the Jatropha plantations in Mexico, that we may face delays or other difficulties in acquiring and cultivating Jatropha farm lands in Mexico, that we may not be able to successfully commercialize Jatropha oil as expected, that the market for our Jatropha products will not grow as expected, and the risk that the Mexican Jatropha project will not achieve expectations because of the risks normally associated with creating a new business in a new market. For additional information about risks and uncertainties Global Clean Energy Holdings, Inc. faces, see the documents that Global Clean Energy Holdings, Inc. has filed with the SEC. Global Clean Energy Holdings, Inc. claims the protection of the safe harbor for forward-looking statements under the Act, and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:
Global Clean Energy Holdings, Inc.
Merilee Myers at mmyers@gceholdings.com